Exhibit 99.1

VIRGIN MEDIA REPORTS FIRST QUARTER 2009 RESULTS

RECORD LOW CHURN, IMPROVED TRIPLE PLAY AND STRONG FREE CASH FLOW

London, England, May 5, 2009 – Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended March 31, 2009.

Quarterly Highlights

Financial
●         Total revenue of £936m (excludes Sit-up – see below) (Q1-08: £947m)
●         OCF1 of £312m (Q1-08: £324m)
●         Operating income of £13m (Q1-08: £2m loss)
●         Free Cash Flow2 of £62m (Q1-08: £82m)
●         Net cash provided by operating activities of £129m (Q1-08: £111m)
●	Disposal of Sit-up business on April 1st; Sit-up treated as discontinued operations in Q1-09 and prior periods adjusted accordingly

Operational
●	On-net[3] ARPU increased year-on-year for third successive quarter to £42.29 (Q1-08: £41.95)
●         On-net churn reduced to a record low of 1.1% (Q1-08: 1.2%)
●         On-net customer net additions of 7,100 (Q1-08: 4,900)
●	Revenue Generating Units (RGU)[4] net increase of 148,400 (Q1-08: 204,300) to 12.56m (Q1-08: 11.90m)
●         Record triple-play penetration of 57.0% (Q1-08: 51.3%)

On-net Broadband
●              On-net broadband customer net increase of 47,300 (Q1-08: 88,400) to 3.73m (Q1-08: 3.50m)
●              Improving tier mix with 1.4m next generation (10Mb and above) customers (Q1-08: 0.9m)
●              75% of gross additions subscribed to 10Mb or higher (Q1-08: 19%)
●              50Mb broadband roll-out proceeding on track
●              Upgrading 2Mb customers to 10Mb, commencing May 2009

Television
●              TV customer net increase of 30,600 (Q1-08: 36,800) to 3.65m (Q1-08: 3.51m)
●              Video-on-demand (VOD) usage rises to 53% of digital customers (Q1-08: 46%)
●              Highest ever average VOD views of 55m per month (Q1-08: 36m)

Mobile
●              Contract mobile customers net increase of 62,900 (Q1-08: 59,400) to 712,300 (Q1-08: 435,700), up 63% in the last twelve months

1  OCF: operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

2  Free Cash Flow or FCF: operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

3  On-net: where consumer services are provided by the Company’s fiber optic cable network, as opposed to non-cable areas, referred to as off-net.

4  RGU: a contract for residential broadband, TV, telephony or contract mobile services. A triple-play customer is one household taking broadband, TV and telephony, which equals three RGUs.

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“We began 2009 with another quarter of sound operational and financial performance.  For the third successive quarter, we’ve achieved year-on-year growth in on-net ARPU and have driven churn to a record low, whilst maintaining strong levels of cash generation. We have achieved these results by continuing to deliver a differentiated and highly competitive consumer proposition that exploits our strength in broadband and video-on-demand.”

Contacts

Investor Relations:
Richard Williams:        +44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:                    +44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:
Tavistock
Matt Ridsdale:              +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:                +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a webcast and conference call for analysts and investors today at 8am ET / 1pm UK time.

The presentation can be accessed live via webcast on the Company's website,
www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 866 966 5335 in the United States or +44 (0) 20 3023 4472 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Tuesday, May 12, 2009.  The dial-in replay number for the US is: +1 866 583 1035 and the international dial-in replay number is: +44 (0) 20 8196 1998, passcode: 499513#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Please refer to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” on page 11 for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q1 2009	Q4 2008	Q1 2008
	£m	£m	£m
		(adjusted)	(adjusted)
Revenue
Consumer	753.3	759.2	758.2
Business	149.8	155.1	160.7
Content	32.6	34.2	28.4
Total Revenue	935.7	948.5	947.3

OCF	312.3	317.6	323.5

FCF	62.2	55.6	81.7

Operating income (loss)	13.0	5.1	(1.9)

Net cash provided by operating activities	129.2	161.2	110.6

CONSUMER OPERATIONS STATISTICS ('000s)	Q1 2009	Q4 2008	Q1 2008

Consumer RGUs

Television	3,651.6	3,621.0	3,514.9
Digital TV	3,510.4	3,469.0	3,311.4

Broadband
On-net	3,730.1	3,682.8	3,502.3
Off-net	247.0	252.0	279.5
	3,977.1	3,934.8	3,781.8

Telephone
On-net	4,108.3	4,099.2	4,060.4
Off-net	109.0	105.5	102.4
	4,217.3	4,204.7	4,162.8

Mobile (1)
Contract	712.3	649.4	435.7

Total Consumer RGUs	12,558.3	12,409.9	11,895.2

Net Consumer RGU adds

Television	30.6	44.5	36.8
Digital TV	41.4	61.1	57.9

Broadband
On-net	47.3	57.1	88.4
Off-net	(5.0)	(8.1)	(7.8)
	42.3	49.0	80.6

Telephone
On-net	9.1	20.6	29.0
Off-net	3.5	0.6	(1.5)
	12.6	21.2	27.5

Mobile (1)
Contract	62.9	70.8	59.4

Total Net Consumer RGU adds in period	148.4	185.5	204.3

Notes
(1) The operating statistics relating to Prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release.

Adjusted: Prior period results have been adjusted to reflect the treatment of our former Sit-up business as discontinued operations and the adoption of FASB Staff Position on APB 14-1,   Accounting for Convertible Debt Instruments that may be Settled in Cash on Conversion.

OVERVIEW

In the first quarter, our business continued to demonstrate good resilience to the weaker macroeconomic conditions. Our first quarter results show encouraging progress, operationally and financially, against our key strategic priorities.

Our on-net customer base grew during the period and customer retention improved with average monthly churn falling to a record low of 1.1%. Further on-net RGU growth, underpinned by successful cross-sell, has taken triple-play penetration to a record 57.0%. On-net revenue increased year-on-year due to higher ARPU at £42.29.

In broadband, we are decisively distinguishing Virgin Media’s services from those of our DSL competitors as we continue to exploit the inherent capabilities of our next generation fiber optic network. This helped us achieve a significant improvement in our tier mix, reflecting a growing consumer appetite for higher broadband speeds. We are pro-actively redefining the broadband market with the roll-out of our ultra fast 50Mb product and the recently announced upgrade of our 2Mb customers to 10Mb from May 2009.

In television, the addition of new content from ITV to our market leading video-on-demand (VOD) offering, together with our existing line-up of popular TV shows, movies and music videos, drove a significant increase in VOD views, reaching a record high of 55 million per month in the quarter.

We are working to ensure our TV service stays ahead of changes in consumer behavior. We expect to increase our High Definition (HD) content steadily to complement our existing linear and on-demand line-up. We are currently negotiating with several broadcasters with a view to launching at least five new HD channels in the third quarter of 2009. We’ve recently had some positive results from our VOD advertising trial and this offers the potential for an attractive revenue stream in the future.

We also successfully expanded our contract mobile base during the quarter, through targeted cross-sell to our on-net customers, competitive propositions and offering a market leading fixed data rate.

We continue to use our strong cash flow to exploit the capabilities of our network, improve our consumer offer and lay the foundation for future growth. We have identified around half a million homes whose proximity to our existing access network makes it a commercially attractive opportunity to extend our network to reach them over the next few years. We plan to extend our network coverage to over 50,000 of these homes during 2009.

We are also investing in a series of value added services that take advantage of the power of our broadband product and enhance our broadband proposition. For example, we recently launched a network storage facility that enables customers to back-up and store their digital files.

Looking further ahead to the next generation of home entertainment, we are working on capitalizing on technological convergence by developing a prototype interface that combines traditional broadcast TV content with on-demand programming, web-based entertainment and interactive features in a simple and user-friendly format.

RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2009

Prior period results have been adjusted to reflect the treatment of our former Sit-up business, which was disposed of on April 1, 2009, as discontinued operations and the adoption of FASB Staff Position on APB 14-1 Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion.

As a result of a business reorganization, we have realigned our internal reporting structure and related financial information used by management. Our new reporting segments are Consumer, Business and Content. Consumer was previously included within Cable segment and is our primary segment. Consumer also includes our former Mobile segment as well as our on-net and off-net consumer business. Our Business segment, which was previously part of our Cable segment, is our business telecoms operation. Our Content segment, which previously included Sit-up, now consists solely of Virgin Media Television. We also retain our joint venture interest in UKTV. The prior period amounts have been adjusted to conform to the current period presentation.

TOTAL REVENUE

Total revenue in the first quarter was £935.7m (Q4-08: £948.5m; Q1-08: £947.3m). Revenue movements are discussed further below.

CONSUMER SEGMENT

On-net

On-net revenue in the first quarter was £604.0m (Q4-08: £603.5m; Q1-08: £601.5m). Revenue grew year-on-year due to an increase in on-net ARPU. On-net ARPU increased year-on-year to £42.29 (Q4-08: £42.34; Q1-08: £41.95) due to selective price rises and successful up-sell and cross-sell, partly offset by declining fixed telephony usage. On-net ARPU was relatively stable sequentially.

Average monthly on-net churn fell to a record low of 1.1% (Q4-08: 1.2%; Q1-08: 1.2%). Gross on-net customer disconnections of 160,100 in the quarter were down 10% sequentially and down 9% from the same quarter last year. As usual, churn is expected to be seasonally higher in the second quarter as compared to the first.

Gross on-net customer additions in the first quarter were 167,200, down 13% on the previous quarter and down by 8% on the same quarter last year. We believe the declines partly reflect the focus on better quality gross additions and our priority of reducing churn, along with the impact of a softer macroeconomic environment. The 8% rate of year-on-year decline was lower than in the previous quarter when it was 14%. The on-net customer base increased to 4.76m at the quarter-end, with net additions of 7,100 in the quarter.

Successful bundling and cross-sell was reflected in continued growth in triple-play penetration, which reached a record 57.0% at the quarter-end compared to 51.3% a year ago. On-net RGUs per customer also grew to 2.41 from 2.32 a year ago.

Broadband

Broadband net additions were 47,300 (Q4-08: 57,100; Q1-08: 88,400). Net additions were down both sequentially and year-on-year due to lower gross additions, partially offset by our success in further reducing churn. We believe gross additions declined due to our shift in focus towards growth in higher speed (and higher ARPU) tiers, lower growth in the overall broadband market, along with the impact of a softer macroeconomic environment.

This increased focus on up-sell has improved the tier mix and the number of subscribers on our top two broadband tiers (20Mb and 50Mb) has increased by 48% to 416,200 in the last twelve months while the number of 10Mb subscribers has grown by 62% year-on-year to 946,500. In the first quarter, 75% of our broadband gross additions subscribed to 10Mb or higher compared to just 19% a year earlier. At the quarter-end, 37% of our broadband customers subscribed to a 10Mb tier or higher. From May 2009, we plan to begin upgrading our 2.4m existing 2Mb customers to our 10Mb service.

We continue to roll out availability of our 50Mb service which we expect to be available to our entire broadband-capable network during the third quarter of 2009.

Broadband remains our premier product where we believe our superior network differentiates us from our DSL competitors. We are fully focused on maximizing the potential of our network to improve the consumer experience with actual customer speeds well ahead of our DSL competitors.

Television

Total TV net additions were 30,600 in the quarter (Q4-08: 44,500; Q1-08: 36,800).

Customers are increasingly using our VOD services. On a monthly basis, 1.9m of our digital TV customers now use VOD, representing a reach of 53%. Average views per user per month in the quarter were 29 compared to 24 a year ago. Average monthly views were 55m in the quarter, up 4% on the previous quarter and up 51% on the same quarter last year.

We have recently concluded a dynamic advertising trial on our VOD service. Advertisements from leading brands were inserted around on-demand programs from VMtv, Channel 4 and Warner TV to approximately 100,000 homes. We are assessing the results from the trial to enable us to move forward in offering a compelling opportunity for advertisers and exploiting the potential for an additional revenue stream.

We currently have around 270 hours of HD content on our VOD platform. This consists of around 30 movies at any one time and popular TV programs from the BBC and ITV as well as documentaries from National Geographic and highly rated US series such as Entourage. We have recently added HD content to the BBC iPlayer service on our TV platform.

In the first quarter, we also began a process to add more HD channels to our channel line-up. The company is now in negotiations with a number of broadcasters with the aim of launching these channels in the third quarter.

At the quarter-end, we had 611,900 V+ DVR subscribers. This represents a penetration level of just 17% of our digital subscribers. Based on our experience, VOD subscribers and V+ DVR users are less likely to churn.

Telephony

Telephony net additions were 9,100 (Q4-08: 20,600; Q1-08: 29,000). Continued growth is driven by our bundling of telephony with our broadband and TV products at the point of sale, along with continued cross-selling and reduced churn.

Mobile

Mobile revenue in the quarter was £135.3m (Q4-08: £141.1m; Q1-08: £139.5m). Both the sequential and year-on-year revenue decline were mainly due to the expected reduction in low value prepay subscribers being partially offset by growth in the number of higher lifetime value contract subscribers.

Contract net additions in the quarter were 62,900 (Q4-08: 70,800; Q1-08: 59,400) as we continued to execute our strategy of using our own sales channels and cross-selling mobile contracts to our on-net customers. At the quarter-end, we had 712,300 contract customers representing 18% of our total mobile customers, and growth of 63% in the last twelve months.

Prepay net disconnections in the quarter were 157,200 (Q4-08: 224,000 net disconnects; Q1-08: 97,900 net disconnects) reflecting a highly competitive market and our decision not to focus on the lower value end of the prepay market because this segment has higher churn, low tariffs and lower overall profitability. Consequently, we expect our prepay subscriber base to continue to decline during 2009.

Overall Mobile ARPU for the quarter was £10.64 (Q4-08: £10.75; Q1-08: £10.06), up year-on-year mainly due to the improved mix of higher lifetime value contract customers.

We currently define an active prepay subscriber as a customer who has made an outbound call or text in the preceding 90 days. From next quarter, we will change the definition to include only those subscribers who have made an outbound call or text in the preceding 30 days. This is to align our external reporting with how we internally report and manage the business. The Mobile Operation Statistics in Appendix B show subscribers and ARPU on both a 90-day and 30-day basis.

Off-net

Off-net revenue was £14.0m (Q4-08: £14.6m; Q1-08: £17.2m) with the year-on-year reduction due to a lower level of off-net broadband subscribers. At the quarter-end, we had 247,000 off-net broadband subscribers, with a decrease of 5,000 in the quarter, mainly due to churn as a result of the highly competitive broadband DSL market. The number of off-net telephony subscribers increased by 3,500 net additions during the quarter and we now have a base of 109,000 telephony subscribers.

BUSINESS SEGMENT

Business revenue was £149.8m (Q4-08: £155.1m; Q1-08: £160.7m). The constituent revenue movements are discussed below.

Consistent with our strategy to replace declining voice revenue with data revenue, we continue to experience a shift in the mix of retail revenue from voice to data. Retail data revenue increased to £51.3m (Q4-08: £49.8m; Q1-08: £45.0m). Retail voice revenue was £46.6m (Q4-08: £45.4m; Q1-08: £50.2m).

Local Area Network (“LAN”) Solutions revenue in the quarter was £11.1m (Q4-08: £11.9m; Q1-08: £18.6m). The majority of this revenue is from infrastructure projects which are non-recurring in nature. Our largest infrastructure project had previously been the provision of telecoms network equipment for the new Terminal 5 at Heathrow airport, which contributed £0.4m of revenue in the first quarter compared to £9.7m in the same quarter last year as the contract has now ended. However, this contract operated at a very low margin and, consequently, it does not have a significant impact on OCF.

Wholesale revenue in the quarter was £40.8m (Q4-08: £48.0m; Q1-08: £46.9m). Revenue was down year-on-year mainly due to reduced customer traffic. Revenue was down sequentially due to lower customer equipment sales as expected and reduced customer traffic.

CONTENT SEGMENT

Following the disposal of Sit-up on April 1, 2009, the Content Segment now consists solely of VMtv.

Content revenue, after inter segment elimination, was £32.6m (Q4-08: £34.2m; Q1-08: £28.4m). VMtv sells TV channels to and receives subscriptions from the Consumer segment. As a result, for consolidation purposes, £6.6m of inter segment revenue has been eliminated in the quarter.

VMtv revenue was up compared to the same quarter last year mainly due to increased subscription revenue, partially offset by reduced advertising revenue. Revenue was down sequentially due to lower advertising revenue, partially offset by increased subscription revenue. Subscription revenue increased both sequentially and year-on-year due to a new carriage agreement with BSkyB for continued and extended carriage of our VMtv channels on its satellite platform, effective from November 13, 2008, at higher rates than under the previous contract.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s program library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £3.7m in the quarter (Q4-08: £4.3m; Q1-08: £6.2m). UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by loans from Virgin Media, which were £138m at March 31, 2009. These loans effectively act as a revolving facility for UKTV. Virgin Media received £1.2m from UKTV in the form of loan capital net repayments during the first quarter. Virgin Media also received cash payments from UKTV in the quarter totaling £1.3m, which consisted of interest payments and payments for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at March 31, 2009 at £357m, which includes the outstanding loans of £138m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

Operating costs (exclusive of depreciation and amortization) reduced to £413.7m in the quarter (Q4-08: £431.6m; Q1-08: £420.0m). Operating costs were down sequentially mainly due to seasonally lower VMtv programming costs. Operating costs were down year-on-year mainly due to lower Business LAN Solutions cost of sales, partially offset by higher TV programming costs in our Consumer segment relating to our new BSkyB carriage agreement.

SG&A was £209.7m in the quarter (Q4-08: £199.3m; Q1-08: £203.8m). SG&A was up sequentially mainly due to higher facilities and seasonally higher marketing costs. SG&A was up year-on year mainly due to general cost inflation and £2.8m of costs incurred in the quarter in relation to our cost saving program.

Cost saving program

In November 2008, we announced important steps to re-engineer our business and create a fully-integrated, customer-focused organization, driving further improvements in operational performance and eliminating inefficiencies.

During the first quarter, we incurred £2.9m in SG&A and operating costs (Q4-08: £2.4m; Q1-08: £nil) and £9.9m in restructuring and other charges (Q4-08: £16.0m; Q1-08 £nil) in relation to this program. In 2009, we expect to incur between £35m and £40m in SG&A and operating costs and between £35m and £40m of restructuring and other charges relating to this cost saving program.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was £312.3m in the quarter (Q4-08: £317.6m; Q1-08: £323.5m). The sequential decrease was mainly due to lower revenue, partially offset by lower costs as described above. The year-on-year decrease was mainly due to lower revenue as described above.

OCF as a percentage of revenue (OCF margin) was 33.4% (Q4-08: 33.5%; Q1-08: 34.1%).

OCF is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

OPERATING INCOME / LOSS

Restructuring and other charges of £5.4m were incurred during the quarter (Q4-08: £19.8m; Q1-08: £4.6m). These resulted from the £9.9m in charges relating to the cost saving program, which were partially offset by a net £4.5m reduction in vacant property provisions relating to historical restructuring plans.

Depreciation expense was £232.7m (Q4-08: £228.6m; Q1-08: £230.9m). Amortization expense was £61.2m (Q4-08: £64.1m; Q1-08: £89.9m) with the year-on-year decline due to the cessation of amortization of certain intangible assets that became fully amortized during 2008.

Operating income was £13.0m (Q4-08: £5.1m; Q1-08: £1.9m loss) with the improvement reflecting lower costs and expenses as described above. Operating income as a percentage of revenue was 1.4% (Q4-08: 0.5%; Q1-08: negative).

NET LOSS FROM CONTINUING OPERATIONS

Net loss from continuing operations was £132.9m (Q4-08: £188.8m; Q1-08: £101.9m). The sequential improvement was mainly due to lower foreign currency losses, partially offset by losses on derivative instruments, lower interest expense and lower costs and expenses as described above. The year-on-year increase is mainly due to losses on derivative instruments offset by lower interest expense, lower foreign currency losses and improved operating income as described above.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £157.0m for the quarter (Q4-08: £161.2m; Q1-08: £136.7m), up year-on-year mainly due to increased scaleable infrastructure costs relating to broadband speed upgrades.

The total purchase of fixed assets and intangible assets was £144.4m in the first quarter (Q4-08: £139.2m; Q1-08: £124.4m).

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

FREE CASH FLOW

Free Cash Flow was £62.2m (Q4-08: £55.6m; Q1-08: £81.7m). The year-on-year decline is mainly due to higher purchase of fixed assets and intangible assets and lower OCF, partially offset by reduced net interest expense. Net cash provided by operating activities was £129.2m (Q4-08: £161.2m; Q1-08: £110.6m).

Free Cash Flow is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of March 31, 2009, long term debt, net of £258m current portion was £5,922m. Total debt consisted of £4,187m outstanding under our Senior Credit Facility, £1,265m of Senior Notes, £561m of Convertible Senior Notes and £167m of capital leases and other indebtedness. Cash and cash equivalents were £140m. We also have access to a £100m Revolving Facility of which £79m was available and unutilized at the quarter-end.

Convertible accounting

In accordance with FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion, we have changed the accounting treatment of our Convertible Senior Notes. This statement requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. As a result, the liability component is recorded at a discount reflecting its below market coupon interest rate, and is subsequently accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected in the results of operations.

We applied a nonconvertible borrowing rate of 10.35% which resulted in the recognition of a discount on the Convertible Senior Notes totaling £108.2m, with the offsetting amount recognized as a component of additional paid-in capital.

As a result, as at March 31, 2009, the balance sheet value of the Convertible Senior Notes was £561m and interest expense was charged at a rate of 10.35% during the quarter. This new accounting treatment has been retrospectively applied to previous periods.

Interest costs

Cash interest paid (exclusive of amounts capitalized) was £131.6m in the quarter.

Interest expense in the first quarter was £109.0m (Q4-08: £128.0m; Q1-08: £123.3m). Interest expense was lower due mainly to lower LIBOR interest rates.

Hedging programs

As at March 31, 2009, the fair value of our derivative financial instruments was £569m in assets and £143m in liabilities. Certain of the derivatives described below do not qualify for hedge accounting treatment under U.S. GAAP.

Foreign currency exposure

Subsequent to the quarter-end, we realized a net cash gain on settlements of foreign currency derivatives totaling £72m. We have also entered into new contracts to hedge our exposure on the $425m Senior Notes due 2014 and €225m Senior Notes due 2014 through 2011. The Senior Notes due 2016 and foreign currency exposure in the Senior Credit Facility are hedged through maturity. The principal of the Convertible Senior Notes is not hedged for currency movements as it may be settled in either cash or shares in 2016, depending on our stock price and other factors.

The foreign currency risk resulting from interest payments for all foreign currency Senior Notes, Senior Credit Facility tranches and the Convertible Senior Notes have been hedged through foreign currency derivatives.

Interest rate risk

We have been actively pursuing new interest rate swap agreements to take advantage of lower interest rates. We have entered into hedges which allow us to fix the LIBOR rate upon which we pay interest rate margins on £3.0bn of our Senior Credit Facility to an average rate of 2.18% from April 2009 to April 2010. Previously, £3.2bn of our Senior Credit Facility was hedged at an average rate of 5.25% until April 2009. We are also in the process of entering into further new interest rate swap agreements beyond April 2010.

Bank Amendment

On November 10, 2008, we successfully amended our Senior Credit Facility to, among other things, (i) subject to the repayment condition described below, defer the remaining principal payments due to consenting lenders under the A tranches to June 2012, and (ii) suspend the right of consenting lenders under the B tranches to receive a pro rata share of prepayments until the outstanding amounts owed to all A lenders and non-consenting B lenders are repaid in full.

On December 23, 2008, we repaid £300m of our Senior Credit Facility using cash on hand, leaving £187m of the repayment condition outstanding.

The changes to the repayment schedule under the new A tranches will only become effective after we have made the remaining £187m payment under the A tranches and those B tranches that still have the pro rata right to prepayment.  We have until August 2009 to satisfy this repayment condition as we have exercised the three-month extension option at a cost of £1.3m.

As a result of these amendments, and assuming (i) satisfaction of the repayment condition and (ii) transfers into the new tranches at the minimum levels notified by the Agent (70% of the A tranches and 82% of the B tranches), the revised amortization schedule under the Senior Credit Facility would be as follows: March 2010 - £33m, September 2010 - £172m, March 2011 - £288m, June 2012 - £1,167m, September 2012 - £2,040m, March 2013 - £300m.  The lenders under the new A tranches will receive a margin increase of 1.375%, with effect from the satisfaction of the repayment condition, and the lenders under the new B tranches have received a margin increase of 1.5%, effective November 10, 2008.  £11.5m in remaining fees is payable to the consenting A lenders upon full satisfaction of the repayment condition.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.  Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.  These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (4) the ability to implement our restructuring plan successfully and realize the anticipated benefits; (5) the general deterioration in economic conditions; (6) the continued right to use the Virgin name and logo; (7) possible losses in revenues due to systems failures; (8) the ability to provide attractive programming at a reasonable cost; (9) the ability to control unauthorized access to our network; (10) the effect of technological changes on our businesses; (11) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (12) currency and interest rate fluctuations; (13) the ability to fund debt service obligations through operating cash flow and refinance our debt obligations; (14) the ability to obtain additional financing in the future; (15) the ability to comply with restrictive covenants in our indebtedness agreements; and (16) the extent to which our future cash flow will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 26, 2009. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF), (ii) Free Cash Flow (FCF) and (iii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by operating activities and purchase of fixed and intangible assets, respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)	Financial Statements
● Condensed Consolidated Statements of Operations
● Condensed Consolidated Balance Sheets
● Condensed Consolidated Statements of Cash Flows
● Quarterly Condensed Consolidated Statements of Operations
● Additional Quarterly Condensed Cash Flow Information
B)	Consumer Operations Statistics
C)	Quarterly Revenue and OCF
D)	Free Cash Flow (FCF)
E)	Fixed Asset Additions (Accrual Basis)
F)	Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)	FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in £ millions, except share and per share data) (unaudited)

	Three months ended
	March 31,
	2009	2008
		(adjusted)

Revenue	£935.7	£947.3

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	413.7	420.0
Selling, general and administrative expenses	209.7	203.8
Restructuring and other charges	5.4	4.6
Depreciation	232.7	230.9
Amortization	61.2	89.9
Total costs and expenses	922.7	949.2
Operating income (loss)	13.0	(1.9)

Other income (expense)
Interest income and other, net	3.3	5.9
Interest expense	(109.0)	(123.3)
Share of income from equity investments	2.5	5.1
Foreign currency losses	(11.9)	(28.4)
(Losses) gains on derivative instruments	(21.2)	33.4
Loss from continuing operations before income taxes	(123.3)	(109.2)
Income tax (expense) benefit	(9.6)	7.3
Loss from continuing operations	(132.9)	(101.9)
Discontinued operations
Loss from discontinued operations, net of tax	(21.1)	(2.5)

Net loss	(£154.0)	(£104.4)

Basic and diluted loss from continuing operations per share	(£0.41)	(£0.31)

Basic and diluted loss from discontinued operations per share	(£0.06)	(£0.01)

Basic and diluted net loss per share	(£0.47)	(£0.32)

Dividends per share (in U.S. Dollars)	$0.04	$0.04

Average number of shares outstanding	328.2	327.8

CONDENSED CONSOLIDATED BALANCE SHEETS
(in £ millions) (unaudited)

	March 31,	December 31,
	2009	2008
		(See Note)
		(adjusted)
Assets
Current assets
Cash and cash equivalents	£139.6	£181.6
Restricted cash	6.0	6.1
Accounts receivable - trade, less allowances for doubtful accounts of
£17.0 (2009) and £16.5 (2008)	449.0	454.3
Inventory	106.0	81.1
Derivative financial instruments	167.1	168.4
Prepaid expenses and other current assets	89.4	107.8
Current assets held for sale	15.8	56.2
Total current assets	972.9	1,055.5

Fixed assets, net	5,270.1	5,342.1
Goodwill and other indefinite-lived assets	2,082.3	2,082.3
Intangible assets, net	449.2	510.3
Equity investments	357.2	353.5
Derivative financial instruments	401.6	435.7
Other assets, net of accumulated amortization of £88.2 (2009) and £79.1 (2008)	144.2	153.9
Total assets	£9,677.5	£9,933.3

Liabilities and shareholders' equity
Current liabilities
Accounts payable	£332.6	£370.5
Accrued expenses and other current liabilities	422.0	449.9
Derivative financial instruments	92.3	84.4
VAT and employee taxes payable	72.8	63.5
Restructuring liabilities	63.9	71.0
Interest payable	97.6	131.6
Deferred revenue	270.2	268.0
Current portion of long term debt	257.7	40.5
Current liabilities held for sale	26.5	36.2
Total current liabilities	1,635.6	1,515.6

Long term debt, net of current portion	5,922.3	6,129.6
Derivative financial instruments	50.7	42.6
Deferred revenue and other long term liabilities	151.5	150.1
Deferred income taxes	80.7	79.2
Total liabilities	7,840.8	7,917.1

Commitments and contingent liabilities

Shareholders' equity
Common stock - $0.01 par value; authorized 1,000.0 (2009 and 2008) shares;
issued 329.1 (2009) and 329.0 (2008) and outstanding 328.4 (2009) and 328.1 (2008)
shares	1.8	1.8
Additional paid-in capital	4,465.8	4,461.3
Accumulated other comprehensive income	157.2	178.2
Accumulated deficit	(2,788.1)	(2,625.1)
Total shareholders' equity	1,836.7	2,016.2

Total liabilities and shareholders' equity	£9,677.5	£9,933.3

Note: The balance sheet at December 31, 2008 has been derived from the adjusted, unaudited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in £ millions) (unaudited)

	Three months ended
	March 31,
	2009	2008
		(adjusted)
Operating activities
Net loss	(£154.0)	(£104.4)
Loss from discontinued operations	21.1	2.5
Loss from continuing operations	(132.9)	(101.9)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	293.9	320.8
Non-cash interest	(26.8)	(22.9)
Non-cash compensation	4.7	2.1
Income from equity accounted investments, net of dividends received	(2.5)	(4.4)
Income taxes	9.9	(6.3)
Amortization of original issue discount and deferred financing costs	9.1	5.5
Unrealized foreign currency losses	16.4	26.9
Unrealized losses (gains) on derivative instruments	23.2	(33.4)
Other	(1.3)	0.1
Changes in operating assets and liabilities	(64.5)	(75.9)
Net cash provided by operating activities	129.2	110.6

Investing activities
Purchase of fixed and intangible assets	(144.4)	(124.4)
Principal repayments (drawdowns) on loans to equity investments	1.2	(4.9)
Other	1.5	0.3
Net cash used in investing activities	(141.7)	(129.0)

Financing activities
Proceeds from employee stock option exercises	-	0.6
Principal payments on long term debt and capital leases	(12.4)	(8.8)
Dividends paid	(9.0)	(6.6)
Net cash used in financing activities	(21.4)	(14.8)

Cash flow from discontinued operations
Net cash used in operating activities	(7.9)	(5.3)
Net cash used in investing activities	-	(0.6)
Net cash used in discontinued operations	(7.9)	(5.9)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	-

Decrease in cash and cash equivalents	(42.0)	(39.1)
Cash and cash equivalents at beginning of period	181.6	321.4
Cash and cash equivalents at end of period	£139.6	£282.3

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£131.6	£142.1

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
		(adjusted)	(adjusted)	(adjusted)	(adjusted)

Revenue	£935.7	£948.5	£940.9	£940.1	£947.3

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	413.7	431.6	398.5	397.0	420.0
Selling, general and administrative expenses	209.7	199.3	216.1	208.8	203.8
Restructuring and other charges (income)	5.4	19.8	-	(1.7)	4.6
Depreciation	232.7	228.6	213.7	229.6	230.9
Amortization	61.2	64.1	63.3	68.5	89.9
Goodwill and intangible asset impairments	-	-	(4.0)	366.2	-
Total costs and expenses	922.7	943.4	887.6	1,268.4	949.2
Operating income (loss)	13.0	5.1	53.3	(328.3)	(1.9)

Other income (expense)
Interest income and other, net	3.3	5.2	7.8	7.2	5.9
Interest expense	(109.0)	(128.0)	(124.6)	(123.5)	(123.3)
Loss on extinguishment of debt	-	(4.0)	-	(5.6)	-
Share of income from equity investments	2.5	3.3	2.1	3.9	5.1
Foreign currency (losses) gains	(11.9)	(273.9)	(104.7)	3.4	(28.4)
(Losses) gains on derivative instruments	(21.2)	204.6	48.0	(2.3)	33.4
Loss from continuing operations before income taxes	(123.3)	(187.7)	(118.1)	(445.2)	(109.2)
Income tax (expense) benefit	(9.6)	(1.1)	-	0.6	7.3
Loss from continuing operations	(132.9)	(188.8)	(118.1)	(444.6)	(101.9)
Discontinued operations
Loss from discontinued operations, net of tax	(21.1)	(55.1)	(4.6)	(4.4)	(2.5)

Net loss	(£154.0)	(£243.9)	(£122.7)	(£449.0)	(£104.4)

Basic and diluted loss from continuing operations per share	(£0.41)	(£0.57)	(£0.36)	(£1.36)	(£0.31)

Basic and diluted loss from discontinued operations per share	(£0.06)	(£0.17)	(£0.01)	(£0.01)	(£0.01)

Basic and diluted net loss per share	(£0.47)	(£0.74)	(£0.37)	(£1.37)	(£0.32)

Average number of shares outstanding	328.2	328.1	328.1	328.1	327.8

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION
(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
		(adjusted)	(adjusted)	(adjusted)	(adjusted)
Operating activities
Net loss	(£154.0)	(£243.9)	(£122.7)	(£449.0)	(£104.4)
Loss from discontinued operations	21.1	55.1	4.6	4.4	2.5
Loss from continuing operations	(132.9)	(188.8)	(118.1)	(444.6)	(101.9)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	293.9	292.7	277.0	298.1	320.8
Goodwill and intangible asset impairments	-	-	(4.0)	366.2	-
Non-cash interest	(26.8)	(48.5)	30.1	(5.1)	(22.9)
Non-cash compensation	4.7	4.3	5.3	5.1	2.1
(Income) loss from equity accounted investments, net of dividends received	(2.5)	14.4	1.3	(0.6)	(4.4)
Income taxes	9.9	2.0	1.8	0.2	(6.3)
Amortization of original issue discount and deferred financing costs	9.1	8.1	5.4	5.4	5.5
Unrealized foreign currency losses (gains)	16.4	253.9	96.0	(5.2)	26.9
Loss on extinguishment of debt	-	4.0	-	5.6	-
Losses (gains) on derivative instruments	23.2	(201.2)	(52.7)	9.2	(33.4)
Other	(1.3)	0.7	0.4	(0.6)	0.1
Changes in operating assets and liabilities	(64.5)	19.6	(29.2)	39.9	(75.9)
Net cash provided by operating activities	129.2	161.2	213.3	273.6	110.6

Investing activities
Purchase of fixed and intangible assets	(144.4)	(139.2)	(106.7)	(107.6)	(124.4)
Principal repayments (drawdowns) on loans to equity investments	1.2	(2.1)	10.1	5.5	(4.9)
Other	1.5	(0.4)	(0.6)	1.3	0.3
Net cash used in investing activities	(141.7)	(141.7)	(97.2)	(100.8)	(129.0)

Financing activities
New borrowings, net of financing fees	-	(45.7)	(0.6)	494.0	-
Proceeds from employee stock option exercises	-	-	-	-	0.6
Principal payments on long term debt and capital leases	(12.4)	(313.1)	(9.5)	(514.9)	(8.8)
Dividends paid	(9.0)	(8.9)	(7.1)	(6.7)	(6.6)
Net cash used in financing activities	(21.4)	(367.7)	(17.2)	(27.6)	(14.8)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	(7.9)	6.2	(3.6)	(0.3)	(5.3)
Net cash used in investing activates	-	(0.1)	(0.7)	(0.5)	(0.6)
Net cash (used in) provided by discontinued operations	(7.9)	6.1	(4.3)	(0.8)	(5.9)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	2.3	-	0.1	-

(Decrease) increase in cash and cash equivalents	(42.0)	(339.8)	94.6	144.5	(39.1)
Cash and cash equivalents at beginning of period	181.6	521.4	426.8	282.3	321.4
Cash and cash equivalents at end of period	£139.6	£181.6	£521.4	£426.8	£282.3

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£131.6	£166.1	£86.2	£121.4	£142.1

B) CONSUMER OPERATIONS STATISTICS
(data in 000's)

	Q1-09	Q4-08	Q3-08	Q2-08	Q1-08
Consumer RGUs (1)
Opening RGUs	12,409.9	12,224.4	12,037.3	11,895.2	11,690.9
Net RGU adds	148.4	185.5	185.2	136.8	204.3
Data Cleanse (2)	-	-	(6.8)	5.3	-
Data Cleanse (3)	-	-	8.7	-	-
Closing Consumer RGUs (1)	12,558.3	12,409.9	12,224.4	12,037.3	11,895.2

Consumer RGUs (1)
Telephone
On-net	4,108.3	4,099.2	4,078.6	4,063.5	4,060.4
Off-net	109.0	105.5	104.9	107.3	102.4
	4,217.3	4,204.7	4,183.5	4,170.8	4,162.8

Television	3,651.6	3,621.0	3,576.5	3,538.8	3,514.9
Digital TV	3,510.4	3,469.0	3,407.9	3,353.5	3,311.4

Broadband
On-net	3,730.1	3,682.8	3,625.7	3,563.4	3,502.3
Off-net	247.0	252.0	260.1	272.7	279.5
	3,977.1	3,934.8	3,885.8	3,836.1	3,781.8
Mobile (1)
Contract	712.3	649.4	578.6	491.6	435.7

Total Consumer RGUs (1)	12,558.3	12,409.9	12,224.4	12,037.3	11,895.2

Net Consumer RGU adds (1) & (2)
Telephone
On-net	9.1	20.6	15.4	3.4	29.0
Off-net	3.5	0.6	(2.4)	4.9	(1.5)
	12.6	21.2	13.0	8.3	27.5

Television	30.6	44.5	37.8	24.8	36.8
Digital TV	41.4	61.1	54.4	42.1	57.9

Broadband
On-net	47.3	57.1	68.7	54.6	88.4
Off-net	(5.0)	(8.1)	(12.6)	(6.8)	(7.8)
	42.3	49.0	56.1	47.8	80.6
Mobile (1)
Contract	62.9	70.8	78.3	55.9	59.4

Net Consumer RGU adds (1)	148.4	185.5	185.2	136.8	204.3

Data Cleanse - On-net Operations (2)	-	-	(6.8)	5.3	-
Data Cleanse - Mobile Operations (3)	-	-	8.7	-	-

Total increase in Consumer RGUs in period	148.4	185.5	187.1	142.1	204.3

Notes

(1) The operating statistics relating to Prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts.

(2) Data cleanse activity in our On-net Operations with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800 comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300 comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(3) Data cleanse activity in our Mobile Operations with respect to Q3-08 resulted in an increase in reported Contract mobile customer numbers.

ON-NET OPERATIONS STATISTICS (excluding Off-net and Mobile Operations)
(data in 000's except percentages, RGU/Customer and ARPU)

	Q1-09	Q4-08	Q3-08	Q2-08	Q1-08
On-net Customers
Opening Customers	4,755.2	4,740.4	4,741.2	4,779.6	4,774.7
Gross customer adds	167.2	192.6	214.6	167.9	181.4
Total Customer disconnections	(160.1)	(177.8)	(206.3)	(187.4)	(176.5)
Net customer adds	7.1	14.8	8.3	(19.5)	4.9
Data Cleanse (1)	-	-	(9.1)	(18.9)	-
Closing On-net Customers	4,762.3	4,755.2	4,740.4	4,741.2	4,779.6

Monthly On-net customer churn %	1.1%	1.2%	1.5%	1.3%	1.2%

On-net Revenue Generating Units (RGUs)
Opening On-net RGUs	11,403.0	11,280.8	11,165.7	11,077.6	10,923.4
Net On-net RGU adds	87.0	122.2	121.9	82.8	154.2
Data Cleanse (1)	-	-	(6.8)	5.3	-
Closing On-net RGUs	11,490.0	11,403.0	11,280.8	11,165.7	11,077.6

Net On-net RGU Adds (1)
Telephone	9.1	20.6	15.4	3.4	29.0
Television	30.6	44.5	37.8	24.8	36.8
DTV	41.4	61.1	54.4	42.1	57.9
Broadband	47.3	57.1	68.7	54.6	88.4
Total Net On-net RGU Adds	87.0	122.2	121.9	82.8	154.2

On-net RGUs (1)
Telephone	4,108.3	4,099.2	4,078.6	4,063.5	4,060.4
Television	3,651.6	3,621.0	3,576.5	3,538.8	3,514.9
DTV	3,510.4	3,469.0	3,407.9	3,353.5	3,311.4
Broadband	3,730.1	3,682.8	3,625.7	3,563.4	3,502.3
Total On-net RGUs	11,490.0	11,403.0	11,280.8	11,165.7	11,077.6

On-net RGU / Customer	2.41	2.40	2.38	2.36	2.32

Bundled On-net Customers
Dual On-net RGUs	1,295.3	1,327.6	1,352.1	1,387.6	1,394.9
Triple On-net RGUs	2,716.4	2,660.1	2,594.2	2,515.3	2,451.6
Percentage of dual or triple On-net RGUs	84.2%	83.9%	83.2%	82.3%	80.5%
Percentage of triple On-net RGUs	57.0%	55.9%	54.7%	53.1%	51.3%

On-net ARPU (2) & (3)	£42.29	£42.34	£42.00	£41.68	£41.95
ARPU calculation:
On-net revenues (millions)	£604.0	£603.5	£596.2	£595.5	£601.5
Average customers	4,761.0	4,751.0	4,731.8	4,762.9	4,780.2

Homes Marketable On-net (4)
Telephone	12,265.7	12,265.6	12,282.7	12,306.6	12,309.0
Television - Total	12,554.8	12,553.1	12,561.9	12,575.4	12,578.1
Television - DTV	11,969.6	11,967.6	11,974.8	11,987.6	11,990.2
Broadband	12,038.2	12,043.3	12,050.3	12,067.9	12,054.7
Total homes	12,554.8	12,553.1	12,561.9	12,575.4	12,578.1

Penetration of Homes Marketable On-net
Telephone	33.5%	33.4%	33.2%	33.0%	33.0%
Television - Total	29.1%	28.8%	28.5%	28.1%	27.9%
Television - DTV	29.3%	29.0%	28.5%	28.0%	27.6%
Broadband	31.0%	30.6%	30.1%	29.5%	29.1%
Total Customer	37.9%	37.9%	37.7%	37.7%	38.0%

Notes

(1) Data cleanse activity with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300, comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net On-net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(2) On-net monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. For the purpose of calculating On-net ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

(3) As a result of the treatment of Sit-up as discontinued operations and the retroactive adjustment of prior periods, On-net revenues and On-net ARPU have increased as we previously eliminated revenues earned from sit-up on consolidation.

(4) Homes marketable on-net represents management's estimate of homes passed by our cable network that are capable of taking our respective products.

OFF-NET OPERATIONS STATISTICS
(data in 000's)

	Q1-09	Q4-08	Q3-08	Q2-08	Q1-08
Off-net RGUs
Opening Off-net RGUs
Telephone	105.5	104.9	107.3	102.4	103.9
Broadband	252.0	260.1	272.7	279.5	287.3
	357.5	365.0	380.0	381.9	391.2

Net Off-net RGU adds
Telephone	3.5	0.6	(2.4)	4.9	(1.5)
Broadband	(5.0)	(8.1)	(12.6)	(6.8)	(7.8)
	(1.5)	(7.5)	(15.0)	(1.9)	(9.3)

Closing Off-net RGUs
Telephone	109.0	105.5	104.9	107.3	102.4
Broadband	247.0	252.0	260.1	272.7	279.5
	356.0	357.5	365.0	380.0	381.9

MOBILE OPERATIONS STATISTICS
(data in 000's except ARPU)
	Q1-09	Q4-08	Q3-08	Q2-08	Q1-08
Contract Mobile Customers (1)
Opening Contract Mobile Customers	649.4	578.6	491.6	435.7	376.3

Net Contract Mobile Customer adds	62.9	70.8	78.3	55.9	59.4
Data cleanse (3)	-	-	8.7	-	-
	62.9	70.8	87.0	55.9	59.4
Closing Contract Mobile Customers (1)	712.3	649.4	578.6	491.6	435.7

Prepay Mobile Customers (90 days)
Opening Prepay Mobile Customers	3,462.9	3,686.9	3,797.4	3,987.5	4,115.1

Net Prepay Mobile Customer adds	(157.2)	(224.0)	(117.3)	(190.1)	(97.9)
Data cleanse (3)	-	-	6.8	-	(29.7)
	(157.2)	(224.0)	(110.5)	(190.1)	(127.6)
Closing Prepay Mobile Customers	3,305.7	3,462.9	3,686.9	3,797.4	3,987.5

Total Closing Mobile Customers (90 days) (2)	4,018.0	4,112.3	4,265.5	4,289.0	4,423.2

Mobile monthly ARPU (90 days) (4)	£10.64	£10.75	£10.93	£10.65	£10.06
ARPU calculation:
Service revenue (millions)	£129.4	£134.6	£139.9	£139.3	£134.5
Average customers	4,055.1	4,173.5	4,267.4	4,359.6	4,457.8

Prepay Mobile Customers (30 days)
Opening Prepay Mobile Customers	2,694.0	2,854.2	2,941.4	3,093.0	3,244.0

Net Prepay Mobile Customer adds	(138.0)	(160.2)	(98.1)	(151.6)	(109.0)
Data cleanse (3)	-	-	10.9	-	(42.0)
	(138.0)	(160.2)	(87.2)	(151.6)	(151.0)
Closing Prepay Mobile Customers	2,556.0	2,694.0	2,854.2	2,941.4	3,093.0
Total Closing Mobile Customers (30 days) (2)	3,268.3	3,343.4	3,432.8	3,433.0	3,528.7

Mobile monthly ARPU (30 days) (4)	£13.14	£13.35	£13.60	£13.34	£12.61
ARPU calculation:
Service revenue (millions)	£129.4	£134.6	£139.9	£139.3	£134.5
Average customers	3,283.0	3,360.4	3,427.5	3,481.5	3,556.3

Notes
(1) Contract Mobile Customers includes customers who have taken either a mobile service or a mobile broadband contract.

(2) Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 90 or 30 days, as applicable. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3) Data cleanse activity with respect to Q3-08 resulted in an increase in Contract and Prepay mobile customer numbers.
Data cleanse activity with respect to Q1-08 resulted in a decrease in Prepay mobile customers as disclosed above. Previously this data cleanse was shown within Net Prepay Mobile Customer adds.
(4) Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers (contract and prepay) for the period, divided by three.

For the purpose of calculating Mobile ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported. This has the effect of revising the ARPU previously reported for Q1-08 from £10.04 to £10.06 and the average number of customers previously reported from 4,465,200 to 4,457,800.

C)	QUARTERLY REVENUE AND OCF
(in £ millions) (unaudited)

			Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
		(adjusted)	(adjusted)	(adjusted)	(adjusted)
Revenue
Consumer segment
On-net	604.0	603.5	596.2	595.5	601.5
Mobile	135.3	141.1	145.5	143.9	139.5
Off-net	14.0	14.6	14.9	15.6	17.2
Total	753.3	759.2	756.6	755.0	758.2
Business segment
Business	149.8	155.2	153.5	156.9	160.8
Inter segment revenue	-	(0.1)	(0.1)	(0.1)	(0.1)
	149.8	155.1	153.4	156.8	160.7
Content segment
Virgin Media TV	39.2	40.7	37.3	34.8	34.7
Inter segment revenue	(6.6)	(6.5)	(6.4)	(6.5)	(6.3)
	32.6	34.2	30.9	28.3	28.4

Total revenue	935.7	948.5	940.9	940.1	947.3

OCF (Total) (1)	312.3	317.6	326.3	334.3	323.5

Note:
(1)
OCF (Total) is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF (Total) as a non-GAAP financial measure and the reconciliation of OCF (Total) to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

D)	FREE CASH FLOW CALCULATION
(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
		(adjusted)	(adjusted)	(adjusted)	(adjusted)
Operating income before depreciation, amortization,
goodwill and intangible asset impairments and
restructuring and other charges (OCF)	312.3	317.6	326.3	334.3	323.5

Purchase of fixed and intangible assets	(144.4)	(139.2)	(106.7)	(107.6)	(124.4)
Interest expense (net)	(105.7)	(122.8)	(116.8)	(116.3)	(117.4)

Free Cash Flow (FCF)	62.2	55.6	102.8	110.4	81.7

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and reconciliation of FCF to GAAP net cash provided by operating activities.

E)	FIXED ASSET ADDITIONS (ACCRUAL BASIS)
(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
		(adjusted)	(adjusted)	(adjusted)	(adjusted)
NCTA Fixed Asset Additions
CPE	54.6	53.6	53.4	50.5	62.5
Scaleable infrastructure	48.1	48.9	42.5	43.4	29.1
Commercial	15.3	20.9	18.6	22.6	18.9
Line extensions	0.7	0.6	0.2	0.1	0.5
Upgrade/rebuild	1.4	0.7	0.7	1.6	0.8
Support capital	24.3	28.2	23.4	25.3	20.3
Total NCTA Fixed Asset Additions	144.4	152.9	138.8	143.5	132.1

Non NCTA Fixed Asset Additions	12.6	8.3	7.1	11.5	4.6

Total Fixed Asset Additions (Accrual Basis)	157.0	161.2	145.9	155.0	136.7

Fixed assets acquired under capital leases	(0.3)	(12.7)	(34.2)	(29.6)	(22.7)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	(12.3)	(9.3)	(5.0)	(17.8)	10.4

Total Purchase of Fixed and Intangible Assets	144.4	139.2	106.7	107.6	124.4

Comprising:
Purchase of Fixed Assets	144.3	139.1	106.6	104.7	122.6
Purchase of Intangible Assets	0.1	0.1	0.1	2.9	1.8
	144.4	139.2	106.7	107.6	124.4

Note
Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes.
Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

F)	USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i) Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognized under GAAP. OCF represents our operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

Our management, including our chief executive officer, consider OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF with other companies' non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income (loss)

(in £ millions) (unaudited)	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
		(adjusted)	(adjusted)	(adjusted)	(adjusted)
Operating income before depreciation,
amortization, goodwill and intangible asset
impairments and restructuring and other
charges (OCF)	312.3	317.6	326.3	334.3	323.5

Reconciling items
Depreciation and amortization	(293.9)	(292.7)	(277.0)	(298.1)	(320.8)
Goodwill and intangible asset impairments	-	-	4.0	(366.2)	-
Restructuring and other (charges) income	(5.4)	(19.8)	-	1.7	(4.6)
Operating income (loss)	13.0	5.1	53.3	(328.3)	(1.9)

(ii) Free Cash Flow (FCF)

We define Free Cash Flow (FCF) as operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs as defined by FAS 146. FCF is a non-GAAP financial measure. We believe the most directly comparable financial measure recognized under GAAP is net cash provided by operating activities.

Our management, including our chief executive officer, consider FCF as a helpful measure in assessing our liquidity and prospects for the future. We also believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to net cash provided by operating activities shown below, provides a more complete understanding of factors and trends affecting our business. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF.  Because non-GAAP financial measures are not standardized, it may not be possible to compare our FCF with other companies' non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
		(adjusted)	(adjusted)	(adjusted)	(adjusted)

Free Cash Flow (FCF)	62.2	55.6	102.8	110.4	81.7

Reconciling items (see Note below):
Purchase of fixed and intangible assets	144.4	139.2	106.7	107.6	124.4
Changes in operating assets and liabilities	(64.5)	19.6	(29.2)	39.9	(75.9)
Non-cash compensation	4.7	4.3	5.3	5.1	2.1
Non-cash interest	(17.7)	(40.4)	35.5	0.3	(17.4)
Share of net income of affiliates	-	17.7	3.4	3.3	0.7
Realized foreign exchange gains/(losses)	4.5	(20.0)	(8.7)	(1.8)	(1.5)
Realized gains/(losses) on derivatives	2.0	3.4	(4.7)	6.9	-
Restructuring and other charges	(5.4)	(19.8)	-	1.7	(4.6)
Income taxes	0.3	0.9	1.8	0.8	1.0
Other	(1.3)	0.7	0.4	(0.6)	0.1
Net cash provided by operating activities	129.2	161.2	213.3	273.6	110.6

Note

The line descriptions above are derived from our previously reported results. Non-cash interest includes non-cash interest and amortization of original issue discount and deferred financing costs from our statements of cash flows. Share of net income of affiliates includes income from equity accounted investments, net of dividends received from our statements of cash flows and share of income from equity investments from our statements of operations. Realized foreign exchange gains/(losses) includes unrealized foreign currency losses (gains) from our statements of cash flows and foreign currency (losses) gains from our statements of operations. Realized gains/(losses) on derivatives includes unrealized (gains) losses on derivative instruments from our statements of cash flows and gains (losses) on derivative instruments from our statements of operations. Income taxes includes income taxes from our statements of cash flows and income tax benefit (expense) from our statements of operations.

(iii) Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)			Three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008
		(adjusted)	(adjusted)	(adjusted)	(adjusted)

Fixed Asset Additions (Accrual Basis)	157.0	161.2	145.9	155.0	136.7

Fixed assets acquired under capital
leases	(0.3)	(12.7)	(34.2)	(29.6)	(22.7)
Changes in liabilities related to fixed asset
additions	(12.3)	(9.3)	(5.0)	(17.8)	10.4
Total Purchase of Fixed and Intangible Assets	144.4	139.2	106.7	107.6	124.4
Comprising:
Purchase of fixed assets	144.3	139.1	106.6	104.7	122.6
Purchase of intangible assets	0.1	0.1	0.1	2.9	1.8
	144.4	139.2	106.7	107.6	124.4